Exhibit 5.3

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

Intelsat Jackson Holdings S.A.

4, rue Albert Borschette,

L-1246 Luxembourg,

Grand Duchy of Luxembourg

(RCS Luxembourg B149.959)

Luxembourg, December 19, 2012

O./Ref. : TH/CMA/SNO/hbe

Re:	Intelsat Jackson Holdings S.A. - Registration Statement S-4 – Exchange Offer for 7 1/4% Senior Notes due 2020

Ladies and Gentlemen,

(1) We have as Luxembourg counsel in Luxembourg been asked by Jackson, Intelsat, Intelsat Lux, Operations and Investment to issue the present opinion in connection with the filing on December 19, 2012 of a registration statement under the US Securities Act of 1933, as amended, on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) of up to USD 1,200,000,000 7 1/4% senior notes due 2020 (the “Exchange Notes”) of the Issuer to be issued in exchange for an equal aggregate principal amount of the Issuer’s outstanding USD 1,200,000,000 7 1/4% senior notes due 2020 and the related guarantees.

(2) For the purpose hereof we have examined the Documents set forth in Schedule 1 (the Schedule forming an integral part of the present opinion).

Terms and expressions used herein shall have the meaning given herein (including in Schedule 1) when used in this opinion as defined terms.

(3) Except for the Documents, we have not, for the purposes of this opinion, examined any contracts, instruments or other documents even if referred to or annexed to as schedules or exhibits to the Documents entered into by, or affecting any of, the parties or any corporate records of the Companies unless expressly referred to herein.

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on December 19, 2012 at 8.08 am CET as to whether a faillite (bankruptcy) ruling has been issued against any of the Companies by a court in Luxembourg and we have made an enquiry in relation to the Companies on the website of the RCS on December 19, 2012 at 8.06 am CET as to whether faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), or concordat préventif de faillite (composition with creditors) rulings have been filed with the RCS with respect to the Companies (together, the “Searches”). Our Searches did not reveal that, at the time of the relevant search, any judgment declaring the Companies subject to any of the above procedures has been issued or any decision of voluntary liquidation taken. The Searches are subject to the disclaimers on the relevant websites, and do not reveal whether any such judgment has been rendered or decision taken but has not yet been registered or filed or do not yet appear on the relevant website or whether steps have been taken to declare the Companies subject to any of the above proceedings.

We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above.

(4) The present opinion speaks only as of its date and relates only to the laws of Luxembourg as the same are in force and are construed at the date hereof in prevailing published jurisprudence and is given on the basis that it will be governed by, and construed in accordance with, the laws of Luxembourg and on the basis that the Luxembourg courts shall have exclusive jurisdiction thereon. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law (including without limitation the laws or acts referred to in any of the Documents (other than Luxembourg law)) which may be relevant to any of the documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation required by the terms of any Documents or otherwise.

(5)	For the purpose of rendering this opinion, we have assumed:

(i)	the genuineness of all signatures, stamps and seals on all documents submitted to us as originals and that the persons having purported to sign any of the documents referred to in this opinion have indeed signed such documents;

(ii)	the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies (including, but not limited to, the Documents) and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us;

(iii)	the accuracy and completeness of all factual representations expressed in or implied in the Documents we have examined;

(iv)	that each of the parties to the Indenture, other than the Companies, is duly incorporated and organised as a validly existing legal entity with the capacity, power, authority and right to enter into the Indenture and to perform its obligations thereunder, that all internal authorisation procedures by each such party for the execution and performance by it of the Indenture have been duly fulfilled and that the execution of the Indenture by or on behalf of each of such parties has, in each case, been and remains duly and validly approved and authorised;

(v)	that the Indenture has been and remains duly signed, executed and delivered by all of the parties thereto, other than the Companies, and that such parties each have the capacity, power and authority to perform their obligations thereunder;

(vi)	the execution, delivery and performance by each of the parties of the Indenture, other than the Companies as to Luxembourg law, were and remain legal, valid and binding on them under the laws of their places of incorporation, organisation or residence respectively and under all applicable laws, were and remain in the best respective corporate interest of such parties and have been and remain (other than Luxembourg law for this aspect only) duly approved and authorised by all necessary governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation, organisation or residence respectively and such other laws;

(vii)	that there is no matter under the laws of any jurisdiction (other than Luxembourg) which would or might adversely affect the opinions herein expressed;

(viii)	that all obligations contemplated under the Indenture, and the Exchange Notes are valid, legally binding upon and enforceable (and are not subject to avoidance by any person) against the parties as a matter of all relevant laws (except as to the Companies, Luxembourg law) and in particular without limitation their governing law, most notably, that the respective expressed governing law is valid as a matter of the governing law, and in all applicable jurisdictions (other than Luxembourg) and that there is no provision of the laws of any jurisdiction (except Luxembourg) that would have a bearing on the foregoing;

(ix)	that all authorisations and consents of any authority of any jurisdiction other than Luxembourg which may be required in connection with the execution and delivery of the Indenture and the issue of the Exchange Notes have been obtained;

(x)	that the Indenture, the Exchange Notes and the Registration Statement and the obligations thereunder, constitute valid binding and enforceable obligations of the respective parties thereto under the laws of New York to which they are expressed to be subject to;

(xi)	the due compliance with all matters (including, without limitation, the obtaining of the necessary consents and the payment of stamp duties and other documentary taxes and charges) under such laws, other than Luxembourg law, as may relate to the Documents or the persons expressed to be parties thereto or the performance or enforcement by or against such parties of such of their obligations or rights as are to be performed or enforced outside Luxembourg;

(xii)

that none of the parties to the Documents has passed a voluntary winding-up resolution, that no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy (where relevant), controlled management or sursis de paiement or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation or centre of main interest, as the case may be, or where it carries on its business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues; provided that the parties did not meet or threaten to meet the criteria for the opening of any of such procedures;

(xiii)	that all conditions precedent and subsequent, representations and warranties (other than those representations and warranties in respect of which we express a specific opinion below) or covenants (whether imposed by law or contractually) under the Indenture and the Registration Statement have been complied with and are satisfied (as relevant);

(xiv)	that the terms of the Indenture, the Registration Statement and the Exchange Notes (and/or, as the case may be, the other Documents) are and will be strictly observed and performed by the parties thereto;

(xv)	that there have been no amendments to the Documents in the form delivered to us, for the purposes of this opinion;

(xvi)	that no proceedings have been instituted or injunction granted against any of the Companies to restrain any of them from performing any of their obligations under the Indenture and the Registration Statement or from entering into, delivering and performing any of their obligations under the Exchange Notes (and the related guarantees by the Lux Guarantors (the “Guarantees”));

(xvii)	that the terms used in the Documents carry the meaning ascribed to them in vernacular English;

(xviii)	that the Documents accurately record the whole of the terms agreed between the parties thereto relevant to this opinion, and neither they nor any obligation of any party thereto have been varied;

(xix)	that the Resolutions (as attached to the Prior Officers Certificates) reflect resolutions of the relevant board duly passed, are accurate and have not been amended or rescinded and are in full force and effect;

(xx)	that the Articles of the Companies have not been amended or rescinded and are in full force and effect;

(xxi)	that at the time of the respective Resolutions, the Prior Excerpts in relation to the respective Companies were complete and accurate and the information contained therein was accurate;

(xxii)	that the 12/2012 Excerpts are complete and accurate and the information contained therein is accurate;

(xxiii)	that the Prior Officers Certificates were true and accurate at the time of their respective dates;

(xxiv)	that the 12/2012 Officers Certificates are true and accurate;

(xxv)	that the Indenture and the related Guarantees by the Lux Guarantors have been entered into respectively issued for bona fide commercial reasons by each of the parties thereto and are in the corporate interest of each of the Companies;

(xxvi)	that there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders the information in the Indenture or the Registration Statement inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion;

(xxvii)	that the binding effect of the Documents on the parties is not affected by duress, undue influence or mistake and none of the Indenture, the Registration Statement or the Exchange Notes (and related Guarantees by the Lux Guarantors) has been entered into, or issued (respectively) by any party in connection with money laundering or any other unlawful activity;

(xxviii)	that the Companies have their place of principal management and their centre of main interests in Luxembourg and have no establishment outside Luxembourg, in each case as such terms are defined in Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings or Luxembourg law, as applicable;

(xxix)	that, as we are not competent to review the U.S. Trust Indenture Act of 1939 (the “TIA”), none of the provisions of the Indenture is amended or overridden by the TIA and that the provisions of the TIA included by cross reference in the Indenture would not have as an effect that we would not be able to provide the opinions set forth herein;

(xxx)	that the Exchange Notes (and the related Guarantees) have been duly and validly issued in accordance with the Indenture;

(xxxi)

that there will be no offer or sale of the Exchange Notes in any Member State of the European Union which would require the preparation, submission, approval and/or publication of a prospectus pursuant to the EC Directive 2003/71/CE of 4th November 2003 (and amendments thereto) on the publication of a prospectus in case of a public offer of securities or admission of securities to trading and related regulations and/or implementing laws (including without limitation the Luxembourg law of 10 July 2005 on prospectuses for securities, as amended); and

(xxxii)	that none of the Lux Guarantors is providing a guarantee, security or loan in relation with the subscription or acquisition of its own shares or securities convertible into its shares.

(6)	On the basis of the above and subject to the reservations below we are of the opinion that:

(i)	The Issuer is a société anonyme legally existing under the laws of Luxembourg with full corporate power to carry on its business as set forth in the Jackson Articles and the laws of Luxembourg and has the capacity to sue and be sued in its own name.

(ii)	Each of the Lux Guarantors (other than Investment) is a société anonyme legally existing under the laws of Luxembourg with full corporate power to carry on its business as set forth in its respective Articles and the laws of Luxembourg and has the capacity to sue and be sued in its own name.

(iii)	Investment is a société à responsabilité limitée legally existing under the laws of Luxembourg with full corporate power to carry on its business as set forth in the Investment Articles and the laws of Luxembourg and has the capacity to sue and be sued in its own name.

(iv)	The Issuer has the power, corporate authority and capacity to execute and deliver the Indenture, to perform the transactions contemplated in the Registration Statement to be performed by it, to issue the Exchange Notes in accordance with the Indenture and to perform its obligations under the Indenture with respect to the Exchange Notes.

(v)	Each of the Lux Guarantors has the power, corporate authority and capacity to execute and deliver the Indenture to which it is a party, to perform the transactions contemplated in the Registration Statement to be performed by it, to provide the Guarantee as set forth in the Indenture for the Exchange Notes and to perform its obligations as Guarantor with respect to the Exchange Notes as set forth in the Indenture.

(vi)	Each of the Companies has taken all necessary corporate action to authorise the entry into and delivery of the Indenture to which it is a party and the exercise of its rights and performance of its obligations under such Indenture.

(vii)	The execution of the Indenture on behalf of the Companies (to the extent a party thereto) is a legal, valid and binding execution of the Indenture by the relevant Company and the Indenture so executed on behalf of the Companies party thereto constitutes the valid and binding obligations of the Companies.

(viii)	The execution and delivery of the Indenture and the performance of the Indenture or the consummation of the transactions contemplated thereby by the Companies (respectively) party to the Indenture do not conflict with nor result in a violation of, the Articles of that Company or applicable Luxembourg law.

(ix)	The Exchange Notes, when and to the extent duly issued and fully paid by the Issuer in accordance with the terms of the Indenture and the Resolutions, and executed and duly authenticated by the Trustee in accordance with the Indenture, and subject to their valid issue, validity and enforceability under the laws of the State of New York by which they are governed, will be duly issued and constitute legal, valid and binding obligations of the Issuer and as to the Guarantees by the Lux Guarantors, subject to their validity and enforceability under the laws of the State of New York by which they are governed, constitute legal, valid and binding obligations of the Lux Guarantors.

(x)	No consents, clearances, approvals, authorisations or orders of, or any filings with, any Luxembourg court, government department or other regulatory body are required for the Registration Statement or the entry into, and performance of, the Indenture by the Companies party thereto.

(7) This opinion is subject to the following qualifications and reservations:

(i)	the opinions herein expressed, and the binding effect and validity of the Indenture, the Registration Statement and the Exchange Notes (and related Guarantees) and their enforceability against the Companies are subject to all limitations resulting from the laws of administration, liquidation, payment reprieve, controlled management, insolvency, reorganisation, suretyship or similar law of general application affecting creditors’ rights;

(ii)	any obligations to pay a sum of money in a currency other than a currency having legal tender in Luxembourg will be enforceable in Luxembourg in a currency having legal tender in Luxembourg, though the monetary judgment may be expressed in a foreign currency and/or equivalent in a currency having legal tender in Luxembourg at the time of payment, and any loss incurred as a result of currency exchange fluctuations should be recoverable under Luxembourg law;

(iii)	an obligation to pay interest on interest may not be enforceable in Luxembourg;

(iv)	certain obligations other than payment obligations may not be the subject of Luxembourg court-ordered specific performance, but may result only in an award of damages;

(v)	Luxembourg courts may consider that contractual rights and obligations must under all circumstances be exercised and respectively performed, in good faith;

(vi)	where any obligations of any person are to be performed in a jurisdiction outside Luxembourg, such obligations may not be valid or enforceable under Luxembourg law to the extent that performance thereof would be illegal or contrary to public policy under the laws of such jurisdiction;

(vii)	the validity or enforcement of obligations may be invalidated by reason of fraud or public order;

(viii)	a Luxembourg court may refuse to apply or recognise the application of the law of another jurisdiction if it is deemed to be contrary to public order or if submission to a foreign law is prejudicial to the application of provisions of Luxembourg law of mandatory application;

(ix)	choices of law provisions are in particular subject to such choices of law being not meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions;

(x)	under Luxembourg court precedents, the litigating party that refers to a law other than Luxembourg law has the burden to prove the content of such law. If such litigating party is in default to establish the content of the foreign law it refers to, the Luxembourg courts may apply Luxembourg law even if the governing law of an agreement is not Luxembourg law;

(xi)	the enforcement of foreign judgments is subject to exequatur procedures and conditions provided for by Luxembourg law;

(xii)	any provision in the Indenture providing that any calculation or certification is to be conclusive and binding may not be upheld by a Luxembourg court, and will not be effective if such calculation or certification is fraudulent or erroneous and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

(xiii)	a Luxembourg court may refuse to give effect to a purported contractual obligation to pay costs or expenses imposed upon another party in respect of any unsuccessful litigation brought by or against that party or otherwise, and a Luxembourg court might not award by way of costs all of the expenditures incurred by a successful litigant in proceedings brought before a Luxembourg court;

(xiv)	claims may become barred under statutory limitations period rules and claims may be subject to the rules of set-off or counterclaim;

(xv)	a clause purporting, in case of avoidance or annulment of one or more of the provisions or obligations contained in a document or agreement (the “Avoided Obligations”), to maintain the validity of such document or agreement or of the provisions or obligations contained therein other than the Avoided Obligations, may not be upheld by a Luxembourg court;

(xvi)	a Luxembourg court may require, in the case of a judgment obtained in New York, of which enforcement is being sought in Luxembourg, that such judgement and any documents produced as evidence be translated into French or German;

(xvii)	in case of an action before a court in Luxembourg, the Indenture and the Exchange Notes referred to in the summons may have to be registered and an ad valorem registration tax the rate of which will depend on the underlying agreement or document reflected in any such document(s) may become payable;

(xviii)	notwithstanding the submission to the jurisdiction of the New York courts, provisional measures or summary proceedings may be initiated before the courts of Luxembourg if the measures to be implemented are to be effective in Luxembourg;

(xix)	as a matter of principle, notices are validly served to a company if notified at its registered office;

(xx)	a contractual provision permitting service of process or notification of court to be deemed to have been made or given may not be recognised by Luxembourg courts;

(xxi)	Luxembourg has ratified the Hague Convention of 1 July, 1985 relating to the law applicable to trusts and their recognition (the “Hague Convention”), pursuant to a law dated 27 July, 2003, which law became effective on 6 September, 2003. Accordingly, Luxembourg courts will recognise trusts, and the rights granted to trustees thereunder, if such trusts and rights meet the conditions set out in the Hague Convention. Whether the trusts referred to under the Indenture comply with the Hague Convention has to be confirmed under its governing law and we do not opine whether and to what extent a Luxembourg court would give effect to any provision of the Indenture under which the Luxembourg Companies will be deemed to hold assets on trust;

(xxii)	where a party is vested with a discretion or may determine a matter in its opinion, Luxembourg law requires that contracts be performed in good faith and consequently that such discretion be exercised reasonably or that such opinion be based on reasonable grounds;

(xxiii)	provisions in the Indenture providing that the terms thereof can only be amended or varied or provisions thereof can only be waived by an instrument in writing may not be enforced by a Luxembourg court;

(xxiv)	Luxembourg law provides that legal title to debt securities in registered form issued by a Luxembourg société anonyme passes by registration in the register of noteholders to be kept at the registered office of the issuer, notwithstanding the existence of any global and definitive certificate(s) evidencing such debt securities and/or the beneficial ownership evidenced thereby;

(xxv)	we express no opinion as to the limitations on suits as set forth in the Indenture and it can not be excluded that each holder of Exchange Notes may be entitled under Luxembourg law to an individual unrestricted right of suit or remedy;

(xxvi)	a total exclusion of liability (including by way of indemnification provisions) shall not be upheld in a Luxembourg court in case of gross negligence or wilful misconduct and under Luxembourg contract law unforeseeable damages may not be reclaimed;

(xxvii)	powers of attorney (the designation of a service agent may constitute (or may be deemed to constitute) a power of attorney or mandate) or of representation or powers to act may not be held to be irrevocable and as a result of bankruptcy or similar collective insolvency proceedings or court ordered liquidation of the relevant Companies or of court appointment of administrators or sequestrators, will be revoked as at zero hour on the day of the relevant court order although they were expressed to be irrevocable;

(xxviii)	we express no opinion on the tax or regulatory status of the Companies or treatment of the Exchange Notes;

(xxix)	the waiver of rights before they come into existence, or of immunities, may not be valid or enforceable under Luxembourg law;

(xxx)	any provision of the Indenture stating that any rights and obligations shall bind successors or assignees of any party thereto may, where the law does not provide therefor, not be enforceable in a proceeding brought before a Luxembourg court in the absence of any further agreements to that effect with such successors or assignees;

(xxxi)	under Luxembourg law, powers of attorney, instruction or authorisation may not be held irrevocable or exclusive;

(xxxii)	a Luxembourg court may stay proceedings brought in such court if concurrent proceedings are brought elsewhere;

(xxxiii)	obligations to make payments that may be regarded as penalties or fines may not be enforceable in Luxembourg and Luxembourg law does not recognise punitive damages and we do not opine on the enforceability of the indemnification provisions set forth in the Indenture;

(xxxiv)	provisions having the effect of imposing and increasing any rate of interest or other amount which may be payable on default or breach may to the extent a Luxembourg court would consider such rate or amount excessive be reduced by such court;

(xxxv)	any general provisions resulting in appointing directly or indirectly a person or entity to take legal action before the Luxembourg courts on behalf of another party will not be enforceable before Luxembourg courts pursuant to the rule “nul ne plaide par procureur” and accordingly any such action will require a specific mandate given to the agent and disclosure by such agent of its principals;

(xxxvi)	a Luxembourg court may not give effect to a clause purporting to determine the date on which notice is deemed to have been made;

(xxxvii)	a contractual provision allowing the service of process to any of the Companies to a service agent could be overridden by Luxembourg statutory provisions as to service of process;

(xxxviii)	our opinions as to the legal existence of the Companies are based solely on the relevant Searches, the Articles, the 12/2012 Excerpts and the Certificates;

(xxxix)

it is generally accepted by doctrine and court precedents to which Luxembourg courts are likely to refer to that, in the context of a group of related companies, the existence of a group interest in granting upstream or side-stream financial assistance under any form (including under the form of guarantees or securities) to group companies constitutes sufficient corporate benefit to enable a company to provide such financial assistance, provided that the following conditions are met: (a) the financial assistance must be given for the purpose of promoting a common economic, social and financial interest determined in accordance with policies applicable to the entire group; (b) the commitment to grant the financial assistance must not be without consideration and such commitment must not be manifestly disproportionate in view of the obligations entered into by other group companies; (c) the financial assistance granted must not exceed the financial abilities of the committing company. The potential consequence of the absence of corporate interest in giving guarantees (including securities) is discussed among legal doctrine. While some authors express the view that an absence of corporate interest could give rise to liability of the directors of the relevant company only, others consider that the consequence could be that the relevant obligations be null and void; and

(xl)	we give no opinion as to any provision of the Indenture or the existence, amendment thereof or impact thereon, pursuant to and/or by reference to the TIA (and our opinion is as a whole qualified thereby).

(8) This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents which we reviewed for the purpose hereof and on the basis of laws of Luxembourg in force and as construed and applied by Luxembourg courts in prevailing published court cases as at the date of this opinion.

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Luxembourg.

This opinion speaks as of its date and is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion or a change of circumstances of the Companies.

This opinion is given on the basis and may only be relied upon on the express condition that it is governed by Luxembourg laws and that it, any disputes relating thereto are, subject to the exclusive jurisdiction of the Luxembourg courts.

In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

This opinion is for the benefit solely of the addressee and may not be disclosed to or be relied upon by any other persons, or for any purpose other than in connection with the Exchange Offer described in the Registration Statement except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

Yours faithfully, Elvinger, Hoss & Prussen

By:	/s/ Cintia Martins Costa
Cintia Martins Costa

Attached: Schedule 1

Schedule 1

to the Elvinger, Hoss & Prussen Legal Opinion

Intelsat Jackson Holdings S.A. - Registration Statement S-4 – Exchange Offer for 7 1/4%

Senior Notes due 2020

(each reference to a document here below is a reference to an emailed scanned or faxed executed copy unless otherwise indicated)

(I) The Documents

I.(a)	the Indenture for Jackson’s 7 1/4% Senior Notes due 2020 dated September 30,
2010 issued by Jackson as supplemented by the Supplementals, by Jackson as
Issuer and inter alios the other guarantors named therein, if any, and Wells
	Fargo Bank, National Association;	the Indenture

I.(b)	the First Supplemental Indenture dated as of January 12, 2011 among inter alia the New Guarantors (as defined therein), Jackson and Wells Fargo Bank, National Association;	the First Supplemental Indenture

I.(c)	the Second Supplemental Indenture dated as of April 12, 2011 among inter alia the New Guarantor (as defined therein), Jackson and Wells Fargo Bank, National Association;	the Second Supplemental Indenture

I.(d)	the Third Supplemental Indenture dated as of December 16, 2011 among Jackson and Wells Fargo Bank, National Association;	the Third Supplemental Indenture

I.(e)	the Fourth Supplemental Indenture dated as of April 25, 2012 among inter alia the New Guarantors (as defined therein), Jackson and Wells Fargo Bank, National Association;	the Fourth Supplemental Indenture

I.(f)	the Fifth Supplemental Indenture dated as of July 31, 2012 among inter alia the New Guarantor (as defined therein), Jackson and Wells Fargo Bank, National Association;	the Fifth Supplemental Indenture

I.(g)	an emailed pdf copy of the Form S-4 Registration Statement under the U.S.
Securities Act of 1933, as amended, filed with the Securities and Exchange
Commission, of up to USD 1,200,000,000 7 1/4% Senior Notes due 2020 for
the Exchange Offer for 7 1/4% Senior Notes due 2020 dated December 19,
	2012;	the Registration Statement

I.(h)	the articles of association of Jackson as at April 27, 2011;	the Jackson Articles

I.(i)	the articles of association of Intelsat as at December 15, 2009;	the Intelsat Articles

I.(j)	the articles of association of Intelsat Lux as at December 15, 2009;	the Intelsat Lux Articles

I.(k)	the articles of association of Operations as at September 17, 2012;	the Operations Articles

I.(l)	the articles of association of Investment as at August 2, 2012;	the Investment Articles

I.(m)	the written resolutions of the board of directors of Jackson dated September 27, 2010 and April 11, 2012 with respect inter alia to the Exchange Notes and the Indenture as attached to the Jackson OC;	the Jackson Resolutions

I.(n)	the written resolutions of the board of directors of Intelsat dated September 27, 2010 and April 11, 2012 with respect inter alia to the Exchange Notes and the Indenture as attached to the Intelsat OC;	the Intelsat Resolutions

I.(o)	the written resolutions of the board of directors of Intelsat Lux dated September 27, 2010 and April 10, 2012 with respect inter alia to the Exchange Notes and the Indenture as attached to the Intelsat Lux OC;	the Intelsat Lux Resolutions

I.(p)	the written resolutions of the board of directors of Operations dated April 10, 2012 with respect inter alia to the issue of the Exchange Notes and the Indenture as attached to the Operations OC;	the Operations Resolutions

I.(q)	the resolutions of the board of managers of Investment dated July 24, 2012 and December 13, 2012 with respect inter alia to the Exchange Notes and the Indenture as attached to the Investment OC;	the Investment Resolutions

I.(r)	the excerpts from the RCS in relation to Jackson, Intelsat and Intelsat Lux (respectively) dated September 30, 2010;	the 09/2010 Excerpts

I.(s)	the excerpts from the RCS in relation to Jackson, Intelsat, Intelsat Lux and Operations (respectively) dated April 11, 2012 and dated April 25, 2012;	the 04/2012 Excerpts

I.(t)	the excerpt from the RCS in relation to Investment dated July 31, 2012;	the 07/2012 Excerpt

I.(u)	the excerpts from the RCS in relation to Jackson, Intelsat, Intelsat Lux, Operations and Investment (respectively) dated December 19, 2012;	the 12/2012 Excerpts

I.(v)	an electronic certificat de non-inscription d’une decision judiciare (certificate as to the non-inscription of a court decision) issued by the RCS for each Company dated December 19, 2012 certifying that as of December 18, 2012 no court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire, liquidation volontaire or foreign court decision as to faillite, concordat or other analogous procedures according to the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings is filed with the RCS in respect of the relevant Company;	the Certificates

I.(w)	the Officer Certificate of Jackson dated September 30, 2010;	the Jackson OC 1

I.(x)	the Officer Certificate of Jackson dated April 26, 2012;	the Jackson OC 2

I.(y)	the Officer Certificate of Jackson dated December 19, 2012;	the Jackson OC 3

I.(z)	the Officer Certificate of Intelsat dated September 30, 2010;	the Intelsat OC 1

I.(aa)	the Officer Certificate of Intelsat dated April 26, 2012;	the Intelsat OC 2

I.(bb)	the Officer Certificate of Intelsat dated December 19, 2012;	the Intelsat OC 3

I.(cc)	the Officer Certificate of Intelsat Lux dated September 30, 2010;	the Intelsat Lux OC 1

I.(dd)	the Officer Certificate of Intelsat Lux dated April 26, 2012;	the Intelsat Lux OC 2

I.(ee)	the Officer Certificate of Intelsat Lux dated December 19, 2012;	the Intelsat Lux OC 3

I.(ff)	the Omnibus Officer Certificate of inter alia Operations dated April 26, 2012 (in as far as Operations is concerned);	the Operations OC 1

I.(gg)	Officer Certificate of Operations dated December 19, 2012	the Operations OC 2

I.(hh)	the Officer Certificate of Investment dated July 31, 2012	the Investment OC 1

I.(ii)	the Officer Certificate of Investment dated December 19, 2012	the Investment OC 2

(II) Definitions

Terms and expressions used herein shall have the meaning given thereto in this opinion when used as defined terms and:

Articles	Means the Jackson Articles, the Intelsat Articles, the Intelsat Lux Articles, the Operations Articles and the Investment Articles

Companies	Means the Issuer and the Lux Guarantors

Documents	Means the documents under I.(a) to I.(ii)

Excerpts	Means the Prior Excerpts and the 12/2012 Excerpts

Guarantor Resolutions	Means the Intelsat Resolutions, the Intelsat Lux Resolutions, the Operations Resolutions and the Investment Resolutions

Intelsat	Means Intelsat S.A., (formerly known as Intelsat, Ltd.) incorporated as a limited company under Bermuda law and now existing as a société anonyme under the laws of Luxembourg with its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 149.970

Intelsat Lux	Means Intelsat (Luxembourg) S.A., (formerly known as Intelsat (Bermuda), Ltd.), incorporated as a limited company under Bermuda law and now existing as a société anonyme under the laws of Luxembourg with its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 149.942

Intelsat Lux OC	Means the Intelsat Lux OC 1, Intelsat Lux OC 2 and the Intelsat Lux OC 3

Intelsat OC	Means the Intelsat OC 1, the Intelsat OC 2 and the Intelsat OC 3

Investment	Means Intelsat Luxembourg Investment S.àr.l., a société a responsabilité limitée incorporated under Luxembourg law having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, and being registered at the RCS under number B 169.491

Investment OC	Means the Investment OC 1 and the Investment OC 2

Issuer	Means Jackson

Jackson	Means Intelsat Jackson Holdings S.A. (formerly known as Intelsat Jackson Holdings Ltd.), incorporated as a limited company under Bermuda law and now existing as a société anonyme under the laws of Luxembourg with its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B149.959

Jackson OC	Means the Jackson OC 1, the Jackson OC 2 and the Jackson OC 3

Lux Guarantors	Means the Parent Guarantors and the Subsidiary Lux Guarantors

Officers Certificates	Means the Prior Officers Certificates and the 12/2012 Officers Certificates

09/2010 Officers Certificates	Means the Jackson OC 1, the Intelsat OC 1 and the Intelsat Lux OC 1

04/2012 Officers Certificates	Means the Jackson OC 2, the Intelsat OC 2, the Intelsat Lux OC 2 and the Operations OC 1

07/2012 Officers Certificate	Means the Investment OC 1

12/2012 Officers Certificates	Means the Jackson OC 3, the Intelsat OC 3, the Intelsat Lux OC 3, the Operations OC 2 and the Investment OC 2

Operations	Means Intelsat Operations S.A., incorporated and existing as a société anonyme under the laws of
Luxembourg with its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the RCS under number B156.669

Operations OC	Means the Operations OC 1 and the Operations OC 2

Parent Guarantors	Means Intelsat and Intelsat Lux

Prior Excerpts	Means the 09/2010 Excerpts, the 04/2012 Excerpts and the 07/2012 Excerpt

Prior Officers Certificates	Means the 09/2010 Officers Certificates, the 04/2012 Officers Certificates and the 07/2012 Officers Certificate

RCS	Means the Registre de Commerce et des Sociétés in Luxembourg

Resolutions	Means the Jackson Resolutions and the Guarantor Resolutions

Subsidiary Lux Guarantors	Means Operations and Investment

Supplementals	Means the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture